CONSENT OF INDEPENDENT REGISERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form S-1, of our report dated January 12, 2009 on our audits of the financial statements of Solarsa, Inc. as of August 31, 2008 and 2007. We also consent to the related reference to our firm under the caption “Experts” in this Registration Statement.

/s/ KBL, LLP

Tampa, Florida
April 9, 2009